Banc of America Securities was the affiliated member of the underwriting syndicate in all these issues.

Fund Series	                             Fund

Columbia Funds Series Trust 1	Columbia High Yield Opportunity Fund
Columbia Funds Series Trust 1	Columbia Strategic Income Fund

Fund Series	                           Security

Columbia High Yield Opportunity Fund  Avis Budget Car 7.75% 5/15/16
Columbia Strategic Income Fund	      Autonation Inc Float Rate Note 04/15/13

Fund Series	                        Trade Date	Quantity	Price

Columbia High Yield Opportunity Fund	04/11/06	"215,000"	100.0000
Columbia Strategic Income Fund	        04/05/06	"450,000"	100.0000

Fund Series	                         Amount      Broker Bought From

Columbia High Yield Opportunity Fund	"215,000"	JP Morgan
Columbia Strategic Income Fund	        "450,000"	JP Morgan